EXHIBIT 23.1

CONSENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

New Century TRS Holdings, Inc.:

We consent to the incorporation by reference in this joint Registration Statement on Form S-3 of New Century Financial Corporation, Post-Effective Amendment No. 6 to the Registration Statement on Form S-3 of New Century TRS Holdings, Inc. and Post-Effective Amendment No. 2 to the Registration Statement on Form S-3 of New Century Financial Corporation of our report dated January 21, 2004, with respect to the consolidated balance sheets of New Century TRS Holdings, Inc. and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of operations, comprehensive income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2003, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/    KPMG LLP

Los Angeles, California

March 1, 2005